EXHIBIT 10.M.8.

CROWN HOLDINGS, INC.
SENIOR EXECUTIVE RETIREMENT AGREEMENT

Background

         Crown Holdings, Inc. maintains the Crown Senior Executive Retirement Plan (the “Plan”) to provide retirement and death benefits to certain of its key management employees.

        Jozef Salaerts (the “Participant”), as an executive of the Company, has been selected to participate in the Plan effective January 1, 2008. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the definitions set forth in the Plan, which is incorporated herein and made a part hereof.

        Therefore, the Company and the Participant, both intending to be legally bound, hereby agree as follows:

Agreement

        1.      Participation Effective Date. The effective date of the Participant’s participation in the Plan is January 1, 2008.

        2.      Normal Retirement Benefit. The Participant has been designated as a Group C Participant and shall be entitled to a normal Retirement Benefit calculated in accordance with the applicable provision of Section 3.1 of the Plan.

        3.      Normal Retirement Date. The Participant’s Normal Retirement Date is April 14, 2019.

        4.      Early Retirement Benefit. In the event the Participant’s Commencement Date precedes his Normal Retirement Date, his Retirement Benefit shall be the amount determined under Section 3.1 of the Plan, reduced by the standard early retirement reduction factors set forth in Rider No. 1 to the Crown Cork & Seal Company, Inc. Pension Plan (or any successor plan thereto) for the period by which his Commencement Date precedes his Normal Retirement Date.

        5.      Deferred Vested Benefit. The Participant’s vested Retirement Benefit, if any, payable to the Participant if he terminates employment before his attainment of age 60 shall be paid on such Participant’s Commencement Date.

        6.      Disability Benefit. There shall be no short-term or long-term disability benefits payable under the Plan.

        7.      Surviving Spouse Retirement Benefits. If the Participant dies after becoming entitled to a vested Retirement Benefit under the Plan and prior to his Commencement Date, his surviving spouse, if any, shall receive a lump sum survivor benefit equal to 50% of the present value of the Participant’s Retirement Benefit determined at the time of the Participant’s death and which shall be payable as soon as administratively feasible after what would have been the Participant’s Commencement Date or upon a Change in Control, if earlier.

        8.      Death Benefits. If the Participant dies after becoming entitled to a vested Retirement Benefit under the Plan, the Company shall pay to the Participant’s designated beneficiary a lump sum death benefit equal to five times his annual normal Retirement Benefit, as determined under Article III of the Plan provided, however, that the amount of such death benefit shall be reduced on a dollar-for-dollar basis by the life insurance benefit, if any, paid to a beneficiary designated by the Participant pursuant to any Company-paid split-dollar life insurance. This death benefit shall be determined at the applicable time as set forth in the relevant section of the Plan and shall be payable as soon as administratively feasible following the Participant’s death .

        9.      Vesting. The Participant shall be 100% vested in his Retirement Benefits upon meeting the requirements of Article IV of the Plan.

      10.      Form of Benefit. The Participant’s Retirement Benefits shall be paid in the form of a cash lump sum. This lump sum payment shall equal the Actuarial Equivalent present value of the Participant’s Retirement Benefits. All amounts payable under this Agreement shall be determined and paid in United States dollars (no amount shall be adjusted for any fluctuations in exchange rates between such date of determination and the date any such payment is actually made).

      11.      Distribution. The Participant’s Retirement Benefits shall be paid on the earlier of (a) the Participant’s Commencement Date or (b) the occurrence of a Change in Control. Notwithstanding the foregoing, if the Participant’s Commencement Date is determined by reference to the Participant’s termination of employment, then the payment of the Participant’s Retirement Benefits shall be made on the date that is at least six months and one day after the date of the Participant’s termination of employment; notwithstanding the foregoing, if the Participant dies within such six month period, the Participant’s Retirement Benefits shall be paid to his surviving spouse or his estate, if there is no surviving spouse, as soon as administratively practicable following the Participant’s death, as provided in Section 6.1 of the Plan.

      12.      Terms of the Plan Control. The Participant agrees to be bound in all respects by all provisions of the Plan, as amended and restated effective January 1, 2008, including without limitation, all decisions of the Committee resolving questions concerning the operation and interpretation of the Plan. In all cases in which the Participant has an election or option under the Plan, the Participant must comply with the policies and procedures specified in the Plan or established by the Committee to make such election.

      13.      Interpretation. The Participant shall be considered a Group C Participant for all purposes of the Plan and this Agreement shall be interpreted accordingly. References to Plan provisions shall mean those provisions under the Plan as amended and restated effective January 1, 2008 and nothing in the Plan or in this Agreement shall be interpreted to cause a duplication of benefits. Any change or amendment to such Plan provisions that would affect the Participant’s rights accrued up to the date of such change or amendment shall be effective as to the Participant only with his written consent; provided that, the Company or the Committee may make non-material changes to administrative policies or procedures without the Participant’s consent.

      14.      General. This Agreement shall not constitute an employment contract between the Company and the Participant and shall not be construed as conferring on the Participant the right to continue in the employ of the Company. The Participant, his beneficiary and his surviving spouse shall have no right to assign, transfer, pledge, encumber or otherwise anticipate any payment or interest under the Plan or this Agreement. The Participant acknowledges that he, his surviving spouse and beneficiary shall have no title to, or secured interest in, any assets the Company sets aside, earmarks or otherwise segregates (including in any trust) for the satisfaction of its liabilities under the Plan or this Agreement.

      15.       This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.

      16.       The Participant’s signature below shall constitute not only an acceptance of this Agreement, but also an agreement to all the terms of the Plan as effective as of January 1, 2008.

        This Agreement is entered into as of the 26th day of November, 2007.

CROWN HOLDINGS, INC.

/s/ John W. Conway
By: John W. Conway

/s/ Jozef Salaerts
Jozef Salaerts